Exhibit 99.1

News Release

Wabtec Reports Share Repurchase Activity, Increased Authorization to $350 Million

WILMERDING, PA, November 9, 2015 – Wabtec Corporation (NYSE: WAB) said it has repurchased about $50 million of its common stock this quarter, and that its Board of Directors has increased the company’s share buyback authorization to $350 million.

This new buyback authorization supersedes the previous authorization of $200 million, which had about $100 million remaining, so the company may repurchase up to $250 million more worth of stock. So far this year, the company has repurchased about $70 million worth of Wabtec stock.

The company intends to continue to buy back shares from time to time on the open market, or in negotiated or block trades. As with previous authorizations, no time limit was set for the completion of the program, which is permitted under the company’s credit agreement and bond indenture.

Albert J. Neupaver, Wabtec’s executive chairman, said: “We remain confident in the company’s long-term growth prospects and our ongoing ability to generate strong cash flow. With that in mind, we have been buying back our shares at the current level and have received a strong vote of confidence from our Board to expand the program.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and other industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148